                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)(1)


                                   Aware, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   05453N 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)




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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No.05453N   10 0               13G                                  PAGE 2

------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         John S. Stafford, Jr.
------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                     (a) [ ]
                                                                                (b) [ ]
------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              1,750,743
                        ------------------------------------------------------------------------------------------
       NUMBER OF         6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             0
       OWNED BY         ------------------------------------------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                1,750,743
         WITH           ------------------------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              0
------------------------------------------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,750,743
------------------------------------------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [ ]
------------------------------------------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.9
-----------------------------------------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON *

         IN
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!




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                                     13G                                  PAGE 3

Item 1:  (a)      Name of Issuer:

                  Aware, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  40 Middlesex Turnpike
                  Bedford, MA 01730

Item 2:  (a)      Name of Persons Filing:

                  John S. Stafford, Jr.

         (b)      Address of Principal Business Office or, if None, Residence:

                  401 S. LaSalle Street
                  Suite 1502
                  Chicago, IL 60605

         (c)      Citizenship:  U.S.A.

         (d)      Title of Class of Securities:

                  Common Stock, $0.01 par value per share

         (e)      CUSIP Number:

                  05453N 10 0

Item 3:           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                  13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]  Broker or dealer registered under Section 15 of the Act;

         (b)      [ ]  Bank as defined in Section 3(a)(6) of the Act;

         (c)      [ ]  Insurance Company as defined in Section 3(a)(19) of the
                       Act;

         (d)      [ ]  Investment Company registered under Section 8 of the
                       Investment Company Act;

         (e)      [ ]  Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940;

         (f)      [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                       Act of 1974 or Endowment Fund;

         (g)      [ ]  Parent Holding Company, in accordance with
                       Rule 13d-1(b)(ii)(G);

         (h)      [ ]  Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4:           OWNERSHIP.  (See Note A)

         (a)      Amount beneficially owned:                            COMMON STOCK
                                                                        ------------
                                                                        1,750,743

         (b)      Percent of class:                                     PERCENTAGE
                                                                        ----------
                                                                        8.9%

         (c)      Number of shares as to which such person has:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:       COMMON STOCK
                                                                        ------------
                                                                        1,750,743

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                                                        0

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF:                                 COMMON STOCK
                                                                        ------------
                                                                        1,750,743

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF:
                                                                        0

Item 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6:           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON: Not Applicable

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                                     13G                                  PAGE 4

Item 7:           Identification and Classification of the Subsidiary Which Acquired
                  the Security Being Reported on By the Parent Holding Company:
                  Not Applicable

Item 8:           Identification and Classification of Members of the Group:
                  Not Applicable

Item 9:           Notice of Dissolution of Group: Not Applicable

Item 10:          Certification: Not Applicable

SIGNATURE
After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.

Date: February 11, 1998


By: /s/ John S. Stafford, Jr.
    --------------------------------